Exhibit 5.1

August 6, 2007

Netflix, Inc.

100 Winchester Circle

Los Gatos, CA 95032

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 6, 2007 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of 666,666 additional shares available for issuance under your 2002 Employee Stock Purchase Plan. Such shares of Common Stock are referred to herein as the “Shares,” and such plan is referred to herein as the “Plan.” As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

It is our opinion that, when issued and sold in compliance with the prospectus delivery requirements and in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati